Exhibit 10.1

August 31, 2015

Mr. Steve Lynch
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Dear Steve:

This letter confirms your conversation with Ronald J. Casciano, , CEO and President of PAR Technology Corporation , regarding the mutual agreement to conclude your employment with PAR Government Systems Corporation and your resignation from all positions and offices you may hold with PAR Government Systems Corporation and any subsidiary or affiliate, foreign or domestic, of PAR Government Systems Corporation or its parent PAR Technology Corporation (together referred to as the “Company” or “PAR”).

It was mutually agreed that your last day in the office will be Monday, August 31, 2015, however, your date of separation from the Company will be Tuesday, September 1, 2015 (“Separation Date”).  In addition to payment through September 1, the Company will pay you an additional amount equal to two weeks of your base salary.  As detailed further below, you will also be eligible to receive (i) a pro rata portion of any 2015 Incentive Compensation and (ii) a payment of $285,000 in exchange for an executed and unrevoked Release Agreement as set forth in Schedule A to this letter agreement.

I.BENEFIT PLANS:
The following summarizes the winding up of benefits:

A.    Vacation
Payment for unused, earned vacation hours through September 1, 2015 will be included in your final paycheck issued in accordance with the normal scheduled payroll.  Please be advised, your final check will not be direct deposited and will be mailed to you at the address you provide to me.

B.    Dental and Vision Insurance
Dental and vision insurance will continue through September 30, 2015.  A separate letter detailing your ability to continue coverage at your own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), and a certificate of creditable coverage to present to your next employer or health insurance carrier will be mailed to you.

Stephen Lynch
August 31, 2015
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C.    Life Insurance
Group Life insurance coverage with The Hartford Life Insurance Company will cease on September 1, 2015.  Within 31 days after your group life coverage ends, you may elect to convert to a personal policy.  If you choose to convert to a personal policy within this 31 day period, The Hartford will not require proof of insurability.  The form for exercising your conversion rights will be provided to you by Human Resources.

D.    Disability Insurance
Disability Insurance coverage will cease on September 1, 2015.

E.    Retirement Program
Information regarding your distribution rights with respect to your vested benefits under the PAR Retirement Plan will be sent to you from the Retirement Plan Administrator.

F.    Executive Deferred Compensation Plan
You have elected to make deferrals under the PAR Executive Deferred Compensation Plan.  You are a Named Executive Officer in the SEC filings of PAR Technology Corporation and a Specified Employee under IRS Regulation 409A.  As a result, no distribution from this plan can be made for a period of six months from your Separation Date.  Additional information on this plan and forms for payment may be obtained by contacting the plan administrator.  Contact information will be provided to you by Human Resources.

G.    PAR Technology Corporation 2005 Equity Incentive Plan (“EIP”)
Under the terms of the grants made to you pursuant to the EIP, both the unvested and vested portions of the equity awards are impacted by your separation.  All vesting periods associated with equity awards cease as of the close of business on the Separation Date and all unvested portions of the awards are forfeited.

Consistent with the terms of the EIP, you will have 90 days after the Separation Date to exercise any vested stock options, otherwise the stock options will expire without value.  Human Resources will provide you with contact information for the Company’s administrator of its equity incentive plan.

Stephen Lynch
August 31, 2015
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H.  Company Car
At your election, you may continue to use the automobile leased for your use until the earlier of your receipt of your severance payment or September 30, 2015 at which time you will be responsible for its return to the leasing agent.  In addition to continued compliance with the terms of the lease, all costs associated with the maintenance or damage to the vehicle following the Separation Date will be your responsibility.

I.  Executive Apartment
At your election, you may continue to use the Company’s executive apartment in Clinton, New York until the earlier of your receipt of your severance payment or September

J. Outplacement
PAR will provide three (3) months of executive level outplacement to you through Messenger & Associates of Manlius, NY or a firm of your choosing.  The total value of this service should not exceed $4,200.  To be reimbursed for this expense, please kindly provide me with a receipt.

II.  Annual Incentive Compensation Plan (AICP)
In exchange for your agreement to terms set forth below, you will receive on or before March 31, 2016 a pro rata portion (i.e. 8/12) of any 2015 Incentive Compensation which would have been paid had your employment continued through the end of the 2015 fiscal year.

In consideration of the receipt of the pro rata portion of the AICP, you agree to the following:

A.    Non-Competition
For a period of one (1) year after your Separation Date you agree you will not, directly or indirectly, initiate, own, manage, operate, control or participate in the initiation, ownership, management, operation or control of, or be connected as an officer, manager, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in providing services or products to or on behalf of, any of direct competitor to the Company’s government businesses in any way, in any jurisdiction(s) in which the Company’s government business operates, has clients or customers, or otherwise conducts or is engaged in business, whether within or outside the United States.  The above does not preclude your ownership of 5% or less of the voting stock of any publicly held corporation.

Stephen Lynch
August 31, 2015
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You agree the above restriction does not unduly restrict your vocational opportunities and that the geographical and time limits are reasonable and properly required for the adequate protection of the Company’s government business.  Further, you agree you will not raise any issue of reasonableness as a defense in any proceeding to its enforcement.  In the event that any geographical or time limitation is deemed to be unreasonable by a court of competent jurisdiction, you agree to submit to the reduction of the geographical and/or time limitation as the court shall deem to be reasonable.

B.    Non-Solicitation

1.        Non- Solicitation of Employees
For a period of one (1) year after your Separation Date you agree you will not solicit or attempt to solicit any employee of the Company to leave his or her employment or to violate the terms of any agreement or understanding that employee may have with the Company.  The foregoing obligations apply to both direct and indirect actions, and apply to actions intended to benefit yourself or any other person, business or entity.

2.        Non-Solicitation of Customers.
For a period of one (1) year after your Separation Date you agree you will not participate in any solicitation of any customer or prospective customer of the Company concerning any business that:

(A)    involves the same programs or projects for that customer in which you personally and substantially involved during the 12 months prior to the Separation Date; or

(B)    you have been, at any time during the 12 months prior to the Separation Date, the subject of any bid, offer or proposal activity by the Company in respect of that customer or prospective customer, or any negotiations or discussions about the possible performance of services by the Company to that customer or potential customer, in which you were personally and substantially involved.

In the case of a governmental, regulatory or administrative agency, commission, department or other governmental authority, the customer or prospective customer will be determined by reference to the specific program offices or activities for which the Company provides (or may reasonably provide) goods or services.

C.  Non-Disparagement
You agree to refrain from making statements (written or oral) which would tend to place the Company in an uncomplimentary or unfavorable light.  The Company though its corporate officers, Senior Directors and Human Resource professionals, agree to refrain from making statements (written or oral) which would tend to place you in an uncomplimentary or unfavorable light.

Stephen Lynch
August 31, 2015
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D.  Confidentiality and Return of Company Property
You agree you will not, without the Company’s prior written consent, disclose or use in any way any confidential business or technical information or trade secret of the Company acquired in the course of your employment that is not in the public domain, including, but not limited to, any information relating to business, financial data, customers, customer contacts, trade and/or industrial practices, strategic plans, sales and marketing strategy, or the confidential information or trade secrets of third parties to which you are exposed during the course of your employment.

Further, you agree to return to my attention, all Company property in your custody and control including, but not limited to, computer equipment, storage media, credit cards, memos, records, files, ledgers, figures, calculations, programs, software, letters, papers, drawings, presentations or copies thereof or other confidential information of any type or description in document or electronic form.  The schedule for the return of such items will be coordinated with me.

Given the age of your laptop computer, at your election, the laptop will be transferred to you following removal of Company information and licensed software.  In connection with the transfer of the laptop to you, a commercial license for Microsoft Office will be provided to you at no charge.

E.  Transition
You agree to complete and submit any outstanding expense reports within thirty (30) days of the Separation Date and to work in good faith to achieve an orderly transition of information and responsibilities of your position (including, but not limited to, providing project summaries, status and action items, transferring calendars, files, and contact lists, and providing business debriefings) as may be reasonably requested by the Company from time to time for the first ninety (90) days following the Separation Date.  The foregoing notwithstanding, however, other than the completion of outstanding expense reports and transfer of existing documents and electronic files, should the Company make requests for transition of information that would reasonably require more than one (1) hour of your time in any given calendar week, you will give the Company notice of the estimated time required to respond to the request and, should the Company approve the effort, the Company will provide you payment at the rate of $137.02 per hour.  For avoidance of doubt, in no event will the Company’s request for transition information for which compensation is paid, exceed 20% of your pre-separation Base Salary.

Stephen Lynch
August 31, 2015
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You acknowledge and agree that a breach of any of the promises or agreements contained in Section II of this letter may result in immediate, irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company will be free to seek injunctive relief, a decree for specific performance, and other relief as may be proper, including money damages.  You also agree that any breach of any provision of the promises or agreements contained in this Section II will result in forfeiture of any AICP payment contemplated under this Section II or, as the case may be, the repayment by you of any AICP payment received pursuant to this Section II upon demand from the Company.

III.  Severance Payment
In consideration of your execution of the Release Agreement set forth in Schedule A within a period of twenty-one (21) days from the Separation Date, the Company will provide you with a severance payment to which you are not otherwise entitled, in the amount of $285,000 in a lump sum.  Payment will not be due or owing until the expiration of the seven (7) day revocation period following the Company’s receipt of the signed Release Agreement.  Payment will then be made in the next payroll cycle.  If you do not execute the Release Agreement or if you revoke the agreement within the revocation period, you will not receive the severance payment set forth above.

IV.  General

A.  Withholdings
All payments described in this letter are subject to applicable withholdings and deductions.

B.  Governing Law
The terms of this letter shall be governed by and construed in accordance with the laws of the State of New York.  Any proceeding between the parties relating to this Agreement shall be held exclusively in a court of competent jurisdiction in the State of New York.

If you have any questions about the terms of this Agreement, or if you would like to discuss any matter contained herein, please do not hesitate to contact me.

Sincerely,

Denise C.  Milde
Vice President, Human Resources

Stephen Lynch
August 31, 2015
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Your signature in the space provided below indicates that you have carefully read, fully understand and agree to the terms of this letter and agree to be subject to the personal jurisdiction of the courts of New York in connection with any enforcement of the provisions thereof.

Agreed:		Date:
Stephen P. Lynch

cc:  R. Casciano

SCHEDULE “A”

RELEASE AGREEMENT

1.        In consideration of the agreement by PAR Government Systems Corporation (“PAR” or the “Company”) to pay you severance pay of $285,000, less applicable withholdings and deductions, in a lump sum following PAR’s receipt of the executed original of the agreement and the expiration of the seven (7) day revocation period, in the next payroll cycle, you agree unconditionally to:

a.    release PAR Government Systems Corporation, its parent, subsidiaries or affiliated corporations and their respective successors, representatives, agents, officers, directors, and employees, whether current or former, (referred to as the “PAR Entities”) from any and all actions or claims, demands, suits, damages, proceedings or causes of action that you may have against them, directly or indirectly, whether asserted or unasserted, whether known or unknown, arising out of, or related in any way to, all matters of whatever nature including, but not limited to, claims in tort, breach of express or implied contract, wrongful or abusive discharge, defamation, intentional infliction of emotional distress, negligence, claims under Title VII of the Civil Rights Act of 1964 as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the New York Human Rights Law, the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act, the Family and Medical Leave Act, and all other local, state or federal nondiscrimination statutes, and any all claims for attorneys’ fees, arising up to the date of this Release Agreement; provided however that this shall not affect your entitlement to any vested accrued benefit to which you are entitled under any employee benefit plan subject to ERISA; and

b.    except as described in Paragraph 2, below, regarding charges filed with the EEOC or to enforce this Release Agreement, never file a claim, charge or lawsuit against the PAR Entities (civil, administrative, or criminal) which you ever had, now have, or which your heirs, executors or administrators can, shall or may have from the beginning of the world to the date of this Agreement, either individually or as a member of a class, except for enforcement of this Agreement.  You understand that if you breach this covenant and file a legal action falling within its scope, you will be required to pay all costs incurred by the PAR Entities in defense of such action including attorneys’ fees and disbursements, but all other provisions of this Agreement will remain in full force and effect.

2.    You understand that nothing in this Release Agreement prevents you from filing an action to enforce the letter agreement dated August 31, 2015 to which this Release Agreement is made a part, this Release Agreement, or from filing a charge with the EEOC or participating in any investigations or proceedings conducted by the EEOC.  However, you understand and agree that you are waiving any entitlement to recover any relief as a result of any such EEOC proceedings.

3.    You acknowledge and agree that, in accordance with the terms of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act:

a.    you have read and understand this Release Agreement and knowingly and voluntarily entered into this Release Agreement without fraud, duress or any undue influence;

b.    you acknowledge that by this Release Agreement, the Company has advised you in writing to consult with an attorney before signing the Agreement;

c.    you have been afforded the opportunity to have at least twenty-one (21) days to consider the terms of this Release Agreement, and understand the language and its meaning, particularly with respect to your waiver and release of any and all claims against the PAR Entities;

d.    you understand that while you are entitled to a period of twenty-one (21) days to consider the terms of this Release Agreement, you may voluntarily elect to sign the Agreement in a shorter period of time in order to receive the consideration set forth above;

e.    you understand that if you do not sign the Release Agreement by the twenty first day from its receipt by you, you will not be entitled to receive the severance payment described in Section 1;

f.    you have seven (7) days following the execution of this Release Agreement to revoke the Release Agreement by delivering a signed letter of revocation to the VP of Human Resources of PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, NY  13413.  Such letter must be received before the end of business on the seventh day after the date on which you signed this Release Agreement.  The Release Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;

g.    you are receiving payment and other consideration from the Company that you would not otherwise be entitled to; and

h.    you are not waiving any rights or claims that may arise after the date the Release Agreement is executed.

4.    You further agree:

a.    the payments provided for herein include the entire amount of monetary consideration to which you are entitled for entering the Release Agreement;

b.    you are not otherwise entitled to this severance payment provided for herein;

c.    you will not seek any further compensation in connection with the matters encompassed in this Release Agreement or arising from your employment with the Company.

6.    This Release Agreement sets forth the entire agreement between the Company and you regarding the subject matter contained herein and supersedes any and all prior agreements and understandings whether oral or written.  This Agreement may not be modified except by a writing signed by both parties.

7.    You acknowledge that the Company has not given you any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate for you.  Should any taxing authority challenge your treatment or characterization of the payments, you acknowledge that the Company has no obligation whatsoever to indemnify, defend, aid, pay or reimburse you for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from you.

8.    You agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Any proceeding between the parties relating to this Agreement shall be held exclusively in a court of competent jurisdiction in the State of New York.  You agree to be subject to the personal jurisdiction of the courts of New York.

9.    You agree that the language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party.  If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

Your signature indicates that you have carefully read and fully understand the terms of this Release Agreement and that you entered into this Release Agreement voluntarily and knowingly.

Agreed:		Date:
Stephen P. Lynch

State of ___________	)
) ss.
County of _________	)

On the _______ day of __________ in the year 2015 before me, the undersigned, personally appeared Stephen P. Lynch, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, executed the instrument.

Notary Public